UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12
Rule 14a-12

FAUQUIER BANKSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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Fauquier Bankshares, Inc.
10 Courthouse Square
Warrenton, Virginia 20186

April 15, 2005

Fellow Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of Fauquier Bankshares, Inc. (the “Company”), the holding company for The Fauquier Bank, to be held on May 17, 2005, at 11:00 a.m., Eastern Time, at The Fauquier Springs Country Club, Springs Road, Warrenton, Virginia.

The enclosed Notice of Annual Meeting and proxy statement describe the formal business to be transacted at the Annual Meeting. Directors and officers of the Company, as well as a representative of Smith Elliott Kearns & Company, LLC, the Company’s independent auditors, will be present at the Annual Meeting to respond to any questions that shareholders may have regarding the business to be transacted. Detailed information relating to the Company’s activities and operating performance is contained in our 2004 Annual Report, which is also enclosed.

Your vote is important. Whether or not you expect to attend, please sign, date and return the enclosed proxy card promptly in the postage-paid envelope provided so that your shares will be represented. If your shares are held in the name of a broker or other nominee, you should instruct your broker or nominee how to vote on your behalf, or, if you plan to attend the meeting and wish to vote in person, bring with you a proxy or letter from your broker or nominee to confirm your ownership of shares.

On behalf of the Board of Directors and all of the employees of the Company and the Bank, I thank you for your continued interest and support.

Sincerely yours, C. Hunton Tiffany Chairman Fauquier Bankshares, Inc.

Fauquier Bankshares, Inc.
10 Courthouse Square
Warrenton, Virginia 20186
(540) 347-2700

_________________________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held Tuesday, May 17, 2005
__________________________________________________

Warrenton, Virginia
April 15, 2005

To the Shareholders of Fauquier Bankshares, Inc.:

NOTICE is hereby given that the Annual Meeting of Shareholders of Fauquier Bankshares, Inc. (the “Company”) will be held at The Fauquier Springs Country Club, Springs Road, Warrenton, Virginia, on Tuesday, May 17, 2005, at 11:00 a.m., Eastern Time (the “Annual Meeting”), for the following purposes:

1.	To elect three Class III directors to serve until the 2008 Annual Meeting of Shareholders of the Company and until their successors are duly elected and qualify.

2.	To ratify the selection of Smith Elliott Kearns & Company, LLC as the Company’s independent public accountants to audit the books of the Company and its subsidiary for the current year.

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof, including whether or not to adjourn the Annual Meeting.

The Board of Directors has fixed the close of business on April 7, 2005, as the record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting.

A copy of the annual report of the Company for the year ended December 31, 2004, a proxy card and a proxy statement accompany this notice.

It is important that your shares be represented at the meeting. Whether or not you expect to be present in person, please complete, sign, date, and promptly mail the enclosed proxy card. A return envelope is enclosed for your convenience that requires no postage if mailed within the United States. If you are present at the meeting, you may, if you wish, withdraw your proxy and vote your shares personally. Any shareholder giving a proxy has the right to revoke it at any time before it is exercised by providing written notice to the Secretary of the Company.

If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares “held in street name,” and these proxy materials are being forwarded to you by your broker or nominee. Your name does not appear on the register of shareholders and in order to be admitted to the meeting, you must bring a proxy or letter showing that you are the beneficial owner of the shares. Unless you have obtained a proxy from your broker or nominee, you will not be able to vote at the meeting and should instruct your broker or nominee how to vote on your behalf.

Fauquier Bankshares, Inc. By Order of the Board of Directors Edna T. Brannan, Secretary

Fauquier Bankshares, Inc.
10 Courthouse Square
Warrenton, Virginia 20186
(540) 347-2700

PROXY STATEMENT

SOLICITATION AND VOTING OF PROXIES

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Fauquier Bankshares, Inc. (the “Company”) for use at the Annual Meeting of Shareholders to be held at The Fauquier Springs Country Club, Springs Road, Warrenton, Virginia, on Tuesday, May 17, 2005 at 11:00 a.m., Eastern Time (the “Annual Meeting”), and at any adjournments thereof.

The cost of proxy solicitation will be borne by the Company. Additional solicitations may be made by letter, e-mail, telephone or facsimile by the Company or by its directors or regular employees, without additional compensation.

The Company began mailing this proxy statement and the form of proxy solicited hereby to its shareholders on or about April 15, 2005.

Any proxy given pursuant to this solicitation may be revoked by the person executing it at any time prior to its exercise by submitting to the Secretary of the Company a written notice of revocation or a properly-executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting.

VOTING SECURITIES

As of April 7, 2005, the record date fixed for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting, there were 3,434,696 outstanding shares of common stock, which is the only class of stock of the Company. Each share of common stock is entitled to one vote on each matter to be voted upon at the Annual Meeting. Shares of stock represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted as specified therein. If no specification is made, signed proxy cards will be voted for the election of each of the nominees for director named in this proxy statement and in favor of the ratification of the selection of Smith Elliott Kearns & Company, LLC as the Company’s independent public accountants.

The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. In the event that there are not sufficient votes for a quorum, or to approve or ratify any matter being presented at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

As to the election of directors, the proxy card being provided by the Board of Directors enables a shareholder to vote “FOR” the election of the nominees proposed by the Board of Directors or to “WITHHOLD AUTHORITY” to vote for one or more of the nominees being proposed. Under Virginia law, if a quorum is present, the nominees receiving the greatest number of affirmative votes cast at the Annual Meeting will be elected directors; therefore, votes withheld will have no effect. Approval of any other matter requires that the matter receive more votes “FOR” than votes “AGAINST” the matter. Thus, although abstentions and broker non-votes (shares held by customers which may not be voted on certain matters because the broker has not received specific instructions from the customers) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the meeting, they are generally not counted for purposes of determining whether a matter has been approved, and therefore have no effect.

PROPOSAL ONE:
ELECTION OF CLASS III DIRECTORS

The Company’s articles of incorporation provide that the Board of Directors of the Company is classified into three classes (I, II and III), with one class being elected every year for a term of three years. In addition, under Virginia law, a director appointed to the Board of Directors in between meetings of the shareholders must stand for re-election at the next annual meeting of shareholders. The Board of Directors currently consists of fourteen directors. The terms of office of the Class III directors expire this year. Two of the Company’s Class III directors, Mr. Green and Mr. Lees, have determined not to stand for re-election and will retire from the Board at the 2005 Annual Meeting.

Messrs. Larson and Minter and Ms. Stringfellow, each of whom currently serves as a Class III director, are proposed for election as Class III directors. If elected, these individuals shall hold office until the 2008 Annual Meeting and until their successors shall have been elected and shall qualify.

Certain information is set forth below concerning the three nominees for election at the 2005 Annual Meeting, as well as the other Class I and II Directors who will continue in office until the 2006 and 2007 Annual Meetings, respectively.

Nominees for Election at 2005 Annual Meeting

Class III (To Serve Until the 2008 Annual Meeting)

Douglas C. Larson, 58, has been a director of the Company and a director of The Fauquier Bank, the Company’s operating subsidiary (the “Bank”), since 1996. Mr. Larson has been Vice President of the Piedmont Environmental Council since December 2000. The Piedmont Environmental Council is a non-profit organization working to promote and protect the natural resources, the rural economy, the history and the beauty of the nine county Piedmont region. From 1977 through November 2000, he served in various capacities at the Airlie Foundation, a conference and research center in Fauquier County, Virginia.

Randolph T. Minter, 45, has been a director of the Company and a director of the Bank since 1996. Mr. Minter has been President and owner of Moser Funeral Home, Inc. since 1986, having worked prior to that time in various positions at the funeral home since 1980. He also has owned and operated Bright View Cemetery, Inc. in Fauquier County, Virginia since 1990.

H. Frances Stringfellow, 66, has been a director of the Company since 1999 and a director of the Bank since 2000. Ms. Stringfellow served as Corporate Secretary of the Company from 1991 to May, 2004. She was an independent contractor administrative consultant to the Bank from June 1999 through December 2002, focusing on internal audit and strategic planning support. Ms. Stringfellow was employed by the Bank and served in various executive and other positions from 1986 until she retired as Senior Vice President, Administrative Services, in May 1999.

Directors Continuing in Office After 2005 Annual Meeting

Class I (Terms Expire in 2006)

John B. Adams, Jr., 60, has been a director of the Company since 2003 and a director of the Bank since 2002. He was elected Vice Chairman of the Bank in January 2004. Mr. Adams was employed as President and Chief Executive Officer of Bowman Distillery from 1989 through October 2003. Mr. Adams serves as President and Chief Executive Officer of Bowman Companies, primarily a family real estate holding company, and is a director of Universal Corporation, headquartered in Richmond, Virginia.

C. H. Lawrence, Jr., 60, has been a director of the Company since 1984 and a director of the Bank since 1980. Mr. Lawrence is a consultant and has been an independent contractor with the Bank since February 1998. He was owner and general manager of Country Chevrolet, Inc. from 1976 to 1997. Mr. Lawrence served as Chairman of the Bank from March 1996 to March 1997.

John J. Norman, Jr., 42, has been a director of the Company and a director of the Bank since 1998. Mr. Norman has served as President and Principal Broker of Norman Realty, Inc., a commercial real estate sales and leasing brokerage in Manassas, Virginia, since June 2001. He served as Vice President and Associate Broker for Norman Realty, Inc. from 1991 to June 2001, and as a sales agent of the company from 1989 to 1991.

C. Hunton Tiffany, 65, has been a director of the Company since 1984 and a director of the Bank since 1974. He has been Chairman of the Company since March 1996 and of the Bank since March 1997. He served as Chief Executive Officer of the Bank from 1982 through May 2003, and of the Company from 1984 through May 2004. He also served as President of the Company from 1984 through June 2003, and as President of the Bank from 1982 through January 2002. He was Executive Vice President from 1974 to 1982, and has served in various other capacities with the Bank since being hired in 1965.

Class II (Terms Expire in 2007)

Randy K. Ferrell, 54, has been a director of the Company since 2003 and a director of the Bank since 2002. He has been President of the Company since May 2003 and Chief Executive Officer since June 2004. He has been Chief Executive Officer of the Bank since June 2003, and President of the Bank since 2002. He served as Senior Vice President of the Company from 1994 to May 2003. Mr. Ferrell was Chief Operating Officer of the Bank from 2002 to June 2003, Executive Vice President of the Bank, Commercial and Retail Banking and Management Information Systems from 2001 to 2002, and Senior Vice President, Commercial Lending from 1994 to 2001.

Stanley C. Haworth, 80, has been a director of the Company since 1984 and a director of the Bank, since 1971. Mr. Haworth has been an independent auctioneer since 1955 and the owner and general manager of Warrenton Nurseries since 1960.

Brian S. Montgomery, 52, has been a director of the Company and a director of the Bank since 1990. Mr. Montgomery has been owner and President of Warrenton Foreign Car, Inc. and Montgomery Auto Parts, both located in Warrenton, Virginia, since 1972.

Harold P. Neale, 83, has been a director of the Company since 1984 and a director of the Bank since 1971. Mr. Neale has been a self-employed dairy farmer in Fauquier County, Virginia since 1965.

Pat H. Nevill, 58, has been a director of the Company and a director of the Bank since 1993. Ms. Nevill was associated with The Stable Door, Ltd., a retail clothing, gifts and tack sales business located in Warrenton, Virginia, as co-owner, director and Secretary-Treasurer, from 1976 until the business was closed in 2003.

The Board recommends that the shareholders vote “FOR” the above nominees as directors. The persons named in the proxy will vote for the election of the above nominees unless authority is withheld. The Board of Directors has no reason to believe that any of the above nominees will be unable to serve as a director. However, if any should be unable for any reason to accept the nomination or election, it is the intention of the persons named in the proxy to vote those proxies authorizing them to vote for the election of directors for the election of such other person or persons as the Board of Directors may in its discretion recommend.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Independence. A majority of the directors are “independent directors” as defined by the listing standards of the NASDAQ Stock Market , and the Board of Directors has determined that these independent directors have no relationships with the Company that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. The independent directors are Messrs. Adams, Green, Haworth, Larson, Lees, Minter, Montgomery, Neale, and Norman, and Mses. Nevill and Stringfellow.

Shareholder Communications with the Board of Directors. Any shareholder who wishes to contact the Board of Directors or any of its members may do so by writing to Fauquier Bankshares, Inc., Board of Directors, c/o Corporate Secretary, 10 Courthouse Square, Warrenton, VA 20186. The Secretary of the Company will promptly forward all such communications to the specified addressees. Communications may also be directed to the Board of Directors through our website: www.fauquierbank.com under “Contact Us.” Emails sent through our website clearly addressed to the Board of Directors or to a specific director will be forwarded by our webmaster as indicated.

Meetings and Attendance. During the year ended December 31, 2004, the Board of Directors held ten meetings. Each director attended at least 75% of the aggregate of: (1) the number of Board meetings held during the period in which he or she has been a director and (2) the number of meetings of all committees on which he or she served.

The Company has not adopted a formal policy on board members’ attendance at our annual meetings of shareholders, although all board members are encouraged to attend. All board members attended our 2004 annual meeting of shareholders.

Audit Committee. The Board has an Audit Committee, composed entirely of directors who satisfy the independence and financial literacy requirements for audit committee members under the NASDAQ listing standards and applicable SEC regulations. In addition, at least one member of the Audit Committee has past employment experience in finance or accounting or comparable experience which results in the individual’s financial sophistication. The Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the Company’s independent registered public accounting firm. The Audit Committee held nine official meetings and several informal discussions in fiscal 2004. The Audit Committee report is set forth below. The members of the Audit Committee are Messrs. Adams, Haworth, Larson, Neale and Norman, and Ms. Stringfellow. The Board of Directors has determined that Ms. Stringfellow and Mr. Norman qualify as audit committee financial experts as defined by SEC regulations and has designated them as the Company’s Audit Committee Financial Experts.

Compensation and Benefits Committee. Executive compensation is primarily paid by the Bank. The Company has a Compensation and Benefits Committee, whose sole function is to act with respect to the Fauquier Bankshares, Inc. Director Deferred Compensation Plan, and the Fauquier Bankshares, Inc. Omnibus Stock Ownership and Long Term Incentive Plan. The committee, composed entirely of independent directors, held six official meetings and several informal discussions in fiscal 2004. The members of the Company’s Compensation and Benefits Committee are Messrs. Haworth, Larson, Minter, Adams, and Montgomery, and Mses. Nevill and Stringfellow.

These same directors serve as the Bank’s Compensation and Benefits Committee, which approves the policies under which compensation is awarded to the Bank’s Chief Executive Officer and to the Bank’s other executive officers and oversees the administration of executive compensation programs. The Bank’s Compensation and Benefits Committee held seven official meetings and several informal discussions during fiscal 2004.

Committee on Board Governance. The Board has a Committee on Board Governance, which is responsible for evaluating the Board’s structure, personnel and processes. The members of the Committee on Board Governance are Messrs. Ferrell, Lawrence, Montgomery, Norman, and Tiffany and Ms. Stringfellow. During 2004, the Committee did not meet. The full Board addressed governance issues.

Nominating Committee. The Board established a Nominating Committee in December 2003, composed entirely of independent directors, to be responsible for making recommendations to the full Board regarding nominations of individuals for election to the Board of Directors. The committee did not meet in 2004, but met on February 17, 2005. The committee operates pursuant to a written charter adopted by the Board, a copy of which is attached to this proxy statement as Appendix A. The Nominating Committee reviews and reassesses the charter annually and recommends any changes to the Board for approval. The committee has not yet established any minimum specific qualifications for directors, nor has it adopted a formal policy with regard to the process to be used for identifying and evaluating candidates for director. With the assistance of a third-party consultant, however, the committee is currently in the process of developing such minimum qualifications and procedures. In the meantime, the committee reviews a potential candidate’s background, experience and abilities, the contributions the individual could be expected to make to the collective functioning of the Board and the needs of the Board at the time. The committee will consider candidates for directors proposed by shareholders. The committee has no formal procedures for shareholders to submit candidates, and, until otherwise determined, will accept written submissions that include the name, address and telephone number of the proposed nominee, along with a brief statement of the candidate’s qualifications to serve as a director. All such shareholder recommendations should be submitted to the attention of the Chairman, Nominating Committee, Fauquier Bankshares, Inc., 10 Courthouse Square, Warrenton, VA 20186, and must be received no later than March 1, 2006 in order to be considered for the next annual election of directors. Any candidates submitted by a shareholder are reviewed and considered in the same manner as all other candidates. The current nominees for Class III members of the Board of Directors were approved on the recommendation of the Nominating Committee. The members of the Nominating Committee are Messrs. Adams, Larson, Lees, Montgomery and Norman.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, officers, directors and beneficial owners of more than 10% of the Company’s common stock are required to file reports on Forms 3, 4 and 5 with the Securities and Exchange Commission to report their beneficial ownership of the Company’s common stock as well as certain changes in such beneficial ownership. Based solely upon the Company’s review of such reports, the Company believes that no officer, director or more than 10% beneficial owner failed to file required reports on Forms 3, 4 or 5 on a timely basis during the fiscal year ended December 31, 2004, with the exception of Mr. Adams who filed a Form 4 two days late to report a purchase of 45 shares in June 2004.

COMPENSATION OF MANAGEMENT

Directors’ Compensation

Retainer. Non-employee directors of the Company and the Bank received an annual retainer of $5,000 for service during 2004, and will receive the same amount for 2005.

Meeting Fees. Non-employee directors of the Company receive a fee of $200 for each Board and committee meeting attended. Non-employee directors of the Bank receive a fee of $500 for each Bank Board meeting and $200 for each Bank committee meeting attended. However, no director may receive fees for more than two meetings held in any one day. Mr. Tiffany and Mr. Ferrell, the Bank’s employee directors, receive no additional compensation from the Company for their services as directors.

Director Deferred Compensation Plan. The Company has a Director Deferred Compensation Plan (the “Deferred Compensation Plan”), pursuant to which any non-employee director of the Company or the Bank may elect to defer receipt of all or any portion of his or her compensation as a director. A participating director may elect to have amounts deferred under the Deferred Compensation Plan held in a deferred cash account credited on a quarterly basis with interest equal to the highest rate offered by the Bank at the end of the preceding quarter. Alternatively, a participant may elect to have a deferred stock account in which deferred amounts are treated as if invested in the Company’s common stock at the fair market value on the date of deferral. The value of a stock account will increase and decrease based upon the fair market value of an equivalent number of shares of common stock. In addition, the deferred amounts deemed invested in common stock will be credited with dividends on an equivalent number of shares. Amounts considered invested in the Company’s common stock are paid, at the election of the director, either in cash or in whole shares of common stock and cash in lieu of fractional shares. Directors may elect to receive amounts contributed to their respective accounts through up to five installment payments. The Company may establish a trust to hold amounts deferred and which accumulate under the plan. The purpose of the Deferred Compensation Plan is to give the non-employee directors the option of deferring current taxation on directors’ fee income.

Non-Employee Director Stock Option Plan. The Company had a Non-Employee Director Stock Option Plan (the “Option Plan”), which was adopted in 1995 and expired in 1999. Under the Option Plan each director who was not an employee of the Company or the Bank received an option grant covering 2,240 shares of Company common stock on April 1 of each year during the five-year term of the Option Plan. The first grant under the Option Plan was made on May 1, 1995. The exercise price of awards was fixed at the fair market value of the shares on the date the option was granted. During the term of the Option Plan, a total of 123,200 shares of common stock could be granted and 120,960 shares of common stock were granted under the Option Plan. There are 96,820 options under the Option Plan remaining available to be exercised. The options granted under the Option Plan became exercisable six months from the date of grant except in the case of death or disability. Options that are not exercisable at the time a director’s services on the Board terminate for reasons other than death, disability or retirement in accordance with the Company’s policy are forfeited. The purpose of the Option Plan was to promote a greater identity of interest between non-employee directors and the Company’s shareholders by increasing each participant’s proprietary interest in the Company through the award of options to purchase Company common stock.

Omnibus Stock Ownership and Long Term Incentive Plan. The Company has an Omnibus Stock Ownership and Long Term Incentive Plan (the “Omnibus Plan”), which was established in 1998 for employees and amended and restated in 2000 to include non-employee directors. 180,000 shares of stock were reserved for non-employees during the term of the plan which expires in 2008. The first grant to non-employee directors was made on May 23, 2000. Under the Omnibus Plan, non-qualified options to acquire shares of Company common stock, restricted stock, stock appreciation rights, and/or units may be granted from time to time to non-employee directors of the Company and of any of its subsidiaries.

Under the Omnibus Plan, 28,694 options were granted to non-employee directors at an exercise price of $8.13 in 2000, 28,214 options were granted to non-employee directors at an exercise price of $8.07 in 2001, and 25,732 options were granted to non-employee directors at an exercise price of $13.00 in 2002. There were no grants made in 2003. All option amounts have been adjusted to reflect the effect of stock splits. During 2004, 299 shares of restricted stock were granted to each non-employee director under the Omnibus Plan, and during 2005, 282 shares of restricted stock were awarded to each non-executive director under the Omnibus Plan.

Employment Agreement with C. Hunton Tiffany

In connection with his retirement from full-time employment with the Company as Chief Executive Officer, effective June 1, 2004, Mr. Tiffany agreed to serve as the non-executive Chairman of the Boards of Directors of both the Company and the Bank, and to perform specific duties for the Company and the Bank on a part-time basis. In connection with Mr. Tiffany’s part-time work for the Company and the Bank, Mr. Tiffany receives an annual base salary of $82,618. Mr. Tiffany does not receive any additional cash compensation for his Company and Bank director duties, but is eligible to receive equity awards as a director under the Company’s Omnibus Plan and in February 2005 received an award of 282 shares of restricted stock under the Omnibus Plan as a non-executive director. Mr. Tiffany also receives certain welfare benefits that are generally available to other part-time employees of the Bank. Mr. Tiffany’s duties under the part-time employment include: overseeing the corporate governance and board development function and serving as the Chair of the Corporate Governance Committee of the Company and the Bank; overseeing the development of the Company’s and the Bank’s strategic planning processes; representing the Company and the Bank to customers, shareholders, community organizations and local government; and sitting on the Company’s Executive Committee and the Bank’s Executive Committee, Trust Committee, and Investment/ALCO Committee. This part-time arrangement is not based on any formal written contract, but the Company and the Bank anticipate that this specific arrangement (and general salary amount) will continue through May 2007.

Employment Agreement with C. H. Lawrence, Jr.

Pursuant to an oral agreement, Mr. Lawrence performs specific duties for the Bank on a part-time basis in addition to his duties as a director of the Company. These duties include business development, and planning and conducting various sales training classes for Bank employees such as “Establishing Customer Relationships for Managers and Customer Sales Representatives”, “Building a Winning Sales Team”, and “Developing Teller Excellence”. Mr. Lawrence’s compensation for these part-time services is $100 per hour. During 2004, compensation to Mr. Lawrence for these services totaled $41,800, which compensation is in addition to the compensation Mr. Lawrence receives as a director of the Company.

Executive Compensation

Summary Compensation Table. The following table sets forth the compensation accrued or paid by the Company or the Bank to each individual who served as the Chief Executive Officer of the Company during 2004, and to the other two most highly compensated executive officers of the Company, Gary R. Shook and Eric P. Graap (together, the “Named Executive Officers”), during the years 2004, 2003, and 2002.

Summary Compensation Table

					Long Term
					Compensation
		Annual Compensation			Awards
				Other	Restricted	Securities
				Annual	Stock	Underlying	All Other
Name and		Salary	Bonus	Compensation	Awards (6)	Options/	Compensation
Principal Position	Year	($)	(4) ($)	(5) ($)	$	SARs (7) (#)	(8) ($)
C. Hunton Tiffany	2004	157,830	43,477	—	70,475	—	6,150
Chairman (1)	2003	198,468	78,293	—		—	6,000
	2002	193,816	74,402	—		4,000	5,100

Randy K. Ferrell	2004	185,824	75,789	—	61,900	—	11,309
President & Chief	2003	165,000	68,777	—		—	11,270
Executive Officer (2)	2002	142,000	51,899	—		8,756	10,473

Gary R. Shook	2004	127,393	33,520	—	28,000	—	2,773
Senior Vice President (3)	2003	123,393	31,098	—		—	1,279
	2002	119,666	29,552	—		4,000	3,900

Eric P. Graap	2004	122,019	32,106	—	28,000	—	4,606
Senior Vice President &	2003	116,615	31,098	—		—	4,377
Chief Financial Officer	2002	110,000	29,552	—		5,514	4,200

(1)	Served as Chief Executive Officer until May 31, 2004. Mr. Tiffany’s 2004 salary includes salary earned through May 31, 2004 as Chief Executive Officer and earned pursuant to his part-time employment agreement beginning June 1, 2004.

(2)	Serving as Chief Executive Officer since June 1, 2004.

(3)	Resigned February 11, 2005.

(4)	Reflects incentive compensation paid under the Management Incentive Plan.

(5)	The dollar value of perquisites and other personal benefits for each of the Named Executive Officers did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported in each of the three years reported for any of the Named Executive Officers.

(6)	At December 31, 2004, Messrs Tiffany, Ferrell, Shook and Graap held 2,819, 2,476, 1,120 and 1,120 shares, respectively, of restricted Company common stock having a value of $70,221, $61,677, $27,899 and $27,899, respectively, based on a closing market price of $24.91 per share. All of these restricted shares vest on the three year anniversary of the grant date. All restricted shares of the Company’s common stock are entitled to dividends at the same rate as unrestricted shares of the Company’s common stock.

(7)	Reflects the number of stock options granted under the Omnibus Plan. Numbers have been adjusted to reflect stock splits.

(8)	“All other compensation” for Mr. Tiffany, Mr. Shook and Mr. Graap for 2004 consists of the 401(k) Savings Plan match paid by the Bank; for Mr. Ferrell for 2004 consists of $5,159 in split dollar life insurance premiums paid by the Bank on Mr. Ferrell’s behalf and a 401(k) Savings Plan match of $6,150 paid by the Bank.

Omnibus Stock Ownership and Long Term Incentive Plan. During the term of the Omnibus Plan, a total of 400,000 shares of stock may be granted to eligible employees. Under the Omnibus Plan, incentive stock options and non-qualified options to acquire shares of the stock, restricted stock, stock appreciation rights, and/or units may be granted from time to time to eligible employees of the Company and of any of its subsidiaries.

No stock options were granted to any of the Named Executive Officers during 2004.

Option Exercise Table. The following table provides certain information with respect to the stock options exercised by the Named Executive Officers during 2004 and the number of shares of common stock represented by outstanding stock options held by the Named Executive Officers at December 31, 2004.

Aggregated Option Exercises in 2004 and 2004 Fiscal Year-End Option Values

			Number of Securities Underlying		Value of Unexercised In-the-
	Shares		Unexercised Options		Money Options
	Acquired on	Value	at Fiscal Year-End (#)		At Fiscal Year-End ($)(1)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
C. Hunton Tiffany	28,706	481,113	43,730	—	710,988	—
Randy K. Ferrell	15,424	238,827	11,046	8,756	165,105	106,955
Gary R. Shook	8,402	137,948	4,520	4,000	76,139	48,860
Eric P. Graap	9,344	125,630	—	5,514	—	67,354

(1)	In-the-money options are those for which the December 31, 2004 fair market value of the underlying shares of Company common stock (as determined by the closing price on The NASDAQ SmallCap Market) exceeds the exercise price of the option.

Pension Plan. The Bank has a non-contributory defined benefit plan which covers substantially all employees of the Bank who are 21 years of age or older, who have at least one year of service, and work a minimum of 1,000 hours per year.

The plan’s normal retirement benefit formula is as follows:

(a)	1.35% of the participant’s final 5-year average compensation per year of service up to 35 years, plus

(b)	0.60% of the participant’s final 5-year average compensation, in excess of his/her covered compensation level, per year of service up to 35 years.

For purposes of the pension plan, “covered compensation level” equals the average of the last 35 years of the social security wage base at normal retirement. The Bank’s pension plan expense for the fiscal year ended December 31, 2004 was $487,341. Cash benefits under the plan generally commence on retirement, death or other termination of employment and are payable in various forms, generally at the participant’s election. The plan is based on a straight life annuity assuming full benefit at age 65, no offsets, and covered compensation of $46,284 for a person age 65 in 2004. Compensation that may be taken into account for purposes of the pension plan is currently limited to $205,000 by Internal Revenue Code regulations and includes all regular pay, overtime and regular bonuses.

Pension Plan Table

YEARS OF SERVICE

Remuneration	10	15	20	25	30	35
$50,000	6,973	10,459	13,946	17,432	20,919	24,405
$65,000	9,898	14,847	19,796	24,745	29,694	34,643
$80,000	12,823	19,234	25,646	32,057	38,469	44,880
$100,000	16,723	25,084	33,446	41,807	50,169	58,530
$125,000	21,598	32,397	43,196	53,995	64,794	75,593
$150,000	26,473	39,709	52,946	66,182	79,419	92,655
$175,000	31,348	47,022	62,696	78,370	94,044	109,718
$200,000	36,223	54,334	72,446	90,557	108,669	126,780
205,000 and above	37,198	55,797	74,396	92,995	111,594	130,193

The monthly retirement benefit based on current compensation and assuming retirement at age 65, as well as final average earnings and approximate years of service as of October 1, 2004 for the Named Executive Officers (1) is as follows:

	Monthly Benefit	Final Average	Years of
Name	at 65	Earnings	Service
Randy K. Ferrell	6,274	175,680	10.00
Gary R. Shook (2)	7,008	148,350	10.00
Eric P. Graap	3,619	136,812	4.00

(1)	Mr. Tiffany retired from full time employment May 31, 2004, and the Bank no longer contributes to his pension. Mr. Tiffany received a lump sum payment of $1,477,857 in full satisfaction of the Company’s obligation to Mr. Tiffany under the pension plan.

(2)	Since Mr. Shook terminated employment on February 11, 2005, his stated benefit amount should not increase.

401(k) Savings Plan. The Bank has a defined contribution retirement plan under Section 401(k) of the Internal Revenue Code of 1986, as amended, covering employees who have completed six months of service and who are at least 18 years of age (the “401(k) Savings Plan”). Under the plan participants may contribute an amount up to 15% of their covered compensation for the year, subject to certain limitations. The Bank may also make, but is not required to make, a discretionary matching contribution. The amount of this matching contribution, if any, is determined on an annual basis by the Bank’s Board of Directors. The Bank made a contribution to the plan for the year ended December 31, 2004 of $115,429.

Management Incentive Plan. The Bank awards cash incentive compensation under a management incentive plan (the “Management Incentive Plan”) to the Chief Executive Officer and other executive officers. Incentive compensation awards under the Management Incentive Plan are based on Bank’s performance, as measured by the corporate objectives.

Split Dollar Life Insurance Agreement. On January 1, 1996, the Bank entered into a split dollar life insurance agreement with Mr. Ferrell pursuant to which the Bank purchased two existing policies of insurance on Mr. Ferrell’s life. Pursuant to the agreement, the Bank pays a portion of the annual premium on the insurance policies. The policies provide for a combined death benefit of $440,000 to be paid to Mr. Ferrell’s named beneficiary, and the Bank is entitled to the total policy proceeds in excess of the death benefits. The Bank paid $5,159 for premiums in 2004 in connection with these agreements.

Supplemental Executive Retirement Plans. In 2000, the Board of Directors authorized the investment of a specially designed life insurance policy to be carried as an asset of the Bank and to be used to fund a supplemental retirement plan for Mr. Tiffany (the “Tiffany SERP”). The initial investment of $749,000 was implemented on August 10, 2000, and was split equally between Jefferson Pilot Life Insurance and Southland Life Insurance Companies. At December 31, 2004, the approximate cash surrender value was $912,571. Mr. Tiffany began receiving payments from this SERP in July, 2004, at a rate of $3,430 per month. The Board’s objective was to supplement Mr. Tiffany’s expected retirement earnings under current plans to provide him with approximately 70% of his annual income at the time of retirement. The expected tax attributes, increases in cash value, and receipt of death benefits were believed to make the life insurance investment an effective means of paying for, or off-setting the cost of the Tiffany SERP. Mr. Tiffany began receiving payments from this Plan in July, 2004, at a rate of $3,430 per month.

On January 18, 2005, the Company’s Compensation Committee adopted a Supplemental Executive Retirement Plan for executives (the “Executive SERP”). The Executive SERP is a supplemental benefit plan which is designed to ensure that participants will have, upon retirement from the Company or its subsidiaries participating in the plan, retirement benefits of at least 70% (prorated if the participant has fewer than 10 years of benefit service) of base salary and incentive pay when added together with benefits provided through social security, the pension plan maintained by the Bank (discussed above) and the employer contributions to the defined contribution plan established and maintained by the Bank. A participant’s employee contributions to the defined contribution plan will not be taken into account in determining the 70% and thus will increase the total retirement benefits available to the participant.

Employees eligible to participate in the Executive SERP are individuals who are members of a select management group of the Company and who are designated by the Board of Directors as plan participants, including Messrs. Ferrell and Graap and Mr. Shook prior to his resignation. Subject to certain specified forfeiture events (termination of employment for cause, pre-change-in-control competition, or unauthorized disclosure of confidential information), an eligible employee will have a vested and non-forfeitable right in his or her supplemental retirement benefits under the Executive SERP upon the first of the following events to occur while he or she is an active participant in the Executive SERP: (1) the participant meets the age and service requirements for early retirement under the Executive SERP (60 years of age with 10 years of vesting service); (2) the participant reaches his or her normal retirement date (65 years of age); (3) the participant retires on a disability retirement date (first day of the month following the date participant retires as a result of a disability); or (4) a change of control of the Company or the Bank.

Supplemental retirement benefits are payable for 180 months (15 years), with the amount payable reduced actuarially in the event payment begins before the participant reaches his or her normal retirement date. If the participant dies before receiving monthly payments for 180 months, the remaining monthly benefits will be paid to the participant’s beneficiary until the Executive SERP has made a total of 180 monthly payments to the participant and his or her beneficiary. In addition, the Executive SERP provides a pre-retirement death benefit payable for 15 years to the participant’s beneficiary, with the amount payable reduced actuarially in the event payment begins before the participant reaches his or her normal retirement date.

Mr. Tiffany is not eligible to participate in the Executive SERP, and Mr. Shook’s participation in the Executive SERP was terminated prior to the vesting of any benefits. Based on contribution rates and plan provisions and assumptions in effect on January 1, 2005, and assuming retirement at age 65, the estimated monthly retirement benefit for Messrs. Ferrell and Graap under the Executive SERP is $8,319 and $3,707, respectively.

Employment and Change of Control Agreements. The Company and the Bank entered into an employment agreement with Mr. Ferrell effective as of January 15, 2005 with an initial term until December 31, 2008, unless earlier terminated. The agreement provides for successive, automatic one-year extensions beginning on December 31, 2008, unless any party gives written notice that the term of the contract will not be further extended at least 90 days prior to each December 31 beginning December 31, 2005. Under the agreement, Mr. Ferrell will serve as the Chief Executive Officer of the Company and the Bank during the term of the contract at an annual base salary of not less than $206,000 per year. For each year after 2005, the agreement provides that the Compensation Committee of the Board of Directors will review the base salary for appropriate increases. The agreement also provides that Mr. Ferrell will be eligible to participate in the Company’s annual incentive plan, which will be based on targeted performance levels for the Company to be established by the Compensation Committee or the Board of Directors. Achievement of the targeted corporate performance levels will normally result in an annual cash bonus payment to Mr. Ferrell equal to 40% of his then current annual base salary. The agreement also provides that Mr. Ferrell will receive, subject to annual approval of the Compensation Committee or the Board of Directors of the Company, an annual stock award under the Company’s Omnibus Plan or any successor plan equal to up to 90% of his then current annual base salary. Such stock award will consist of stock options, restricted stock, any other equity compensation award or a combination thereof.

The agreement also provides that Mr. Ferrell will be eligible to participate in any employee benefit or incentive plans that are provided to senior management, including group medical, disability and life insurance, paid time off and retirement. Mr. Ferrell will also be entitled to such paid time off and perquisites as the Compensation Committee determines and will be entitled to reimbursement for reasonable expenses incurred for attendance by Mr. Ferrell and his spouse at approved trade and professional association conventions, meetings and other related functions.

Prior to a change in control of the Company (as defined in the agreement), Mr. Ferrell may be terminated as an officer and employee of the Company and the Bank at any time, with or without “cause” (as defined in the agreement). Termination with or without cause may be effected without prior notice (except in the case of termination due to incapacity which requires 30 days’ prior notice). Mr. Ferrell may also resign at any time with or without “good reason” (as defined in the agreement). Generally speaking, “cause” is defined to mean (1) continual or deliberate neglect in the performance of material duties and responsibilities or “willful” (as defined in the agreement) failure to follow reasonable instructions or policies of the Company after being advised in writing of such failure, (2) conviction of, indictment for, or entering a plea of guilty or no contest with respect to a felony or a crime of moral turpitude or an act of embezzlement or fraud against the Company, (3) breach of a material term of the agreement or material violation of the standards of behavior applicable to officers of the Company after being advised in writing of such breach or violation and being given a reasonable opportunity to remedy the breach, (4) dishonesty with respect to the Company or breach of a fiduciary duty owed to the Company, or (5) willful engagement in conduct reasonably likely to result in material injury to the Company. Generally speaking, “good reason” means (1) the continued assignment to Mr. Ferrell of duties inconsistent with his position, authority, duties and responsibilities contemplated by the agreement; (2) action taken by the Compensation Committee or Board of Directors resulting in a substantial reduction in the status of Mr. Ferrell; (3) relocation of Mr. Ferrell to any other primary place of employment which might require him to move his residence; and (4) failure of the Company to provide Mr. Ferrell with the salary, bonus and benefits provided for in the agreement.

In the event Mr. Ferrell’s employment is terminated as a result of Mr. Ferrell’s death prior to a change in control of the Company, Mr. Ferrell’s executive or legal representative will be entitled, in addition to any other benefits to which they may be entitled pursuant to any plan, program or arrangement of the Company, to continue to receive his base salary for a period of three months following the month in which his death occurs. In the event Mr. Ferrell’s employment is terminated as a result of his incapacity prior to a change in control of the Company, Mr. Ferrell will be entitled to any benefits to which he may be entitled pursuant to any plan, program or arrangement of the Company.

In the event Mr. Ferrell’s employment is terminated prior to a change in control of the Company by the Company without cause, or by Mr. Ferrell for good reason, in addition to any other benefits to which he may be entitled pursuant to any plan, program or arrangement of the Company, Mr. Ferrell will receive the following: (1) a lump sum payment of the sum of: (a) Mr. Ferrell’s base salary through the date of termination (b) the amount of any bonus compensation earned by Mr. Ferrell which has not yet been paid, (c) a prorated annual bonus paid for the portion of the year up to termination based on the most recent prior year’s bonus, and (d) an amount equal to two times the average of Mr. Ferrell’s annual bonuses paid for the last two calendar years preceding the calendar year of termination of employment; (2) payment at regular payroll intervals of Mr. Ferrell’s annual base salary for a period of 24 months from the date of termination; (3) all health and welfare plan and program coverage for Mr. Ferrell, his spouse and dependents in effect at the time of termination for a period of 24 months from the date of termination or, if such continuation of coverage is not feasible, substantially identical benefits through an alternative arrangement or a lump sum equal to 1.4 times the estimated cost of maintaining such coverage; and (4) automatic acceleration of vesting in all equity compensation awards granted to Mr. Ferrell, so that such equity compensation awards will be immediately exercisable and fully vested as of the date of termination, with at least 90 days to exercise any stock options, stock appreciation rights or similar awards.

In the event of termination by the Company for cause, or in the event Mr. Ferrell resigns his position without good reason or terminates the Agreement as a result of incapacity, Mr. Ferrell will not be entitled to any compensation, bonus or benefits under the Agreement other than his earned and unpaid base salary and any other benefits to which he may be entitled pursuant to any plan, program or arrangement of the Company or benefits payable as a matter of law.

Under the agreement, Mr. Ferrell agrees that during the 24-month period following termination for any reason other than termination without cause or for good reason within the three years following a change in control of the Company, he will not compete against the Company, solicit employees from the Company, or interfere with the Company’s customer relationships.

In the event of a change in control of the Company (as defined in the agreement), Mr. Ferrell is guaranteed employment for three years following the change in control, his outstanding equity compensation awards will become automatically vested and exercisable, the Company will reimburse him for any federal income taxes accelerated by such vesting, and the Company, in the discretion of the non-employee directors, may cancel any or all of Mr. Ferrell’s outstanding stock options, stock appreciation rights and similar awards for a cash payment equal to the aggregate spread between the average exercise price of the awards and the higher of (i) the average closing price of the Company’s common stock for the 30 business day period preceding the public announcement of the change in control, or (ii) the highest price per share paid in connection with the change in control.

During the three year guaranteed term of employment, Mr. Ferrell’s base salary (with a CPI inflation adjustment), annual bonus opportunity, incentive, savings and retirement benefit rights opportunities, health and welfare coverage (including that of his spouse and dependents), fringe benefits and vacation be less than the most favorable of such compensation, rights and benefits provided at any time during the 12 months before the change in control.

After a change in control of the Company, any termination of employment by the Company or by Mr. Ferrell for Good Reason must be effected by prior notice given 30 to 90 days before the effective date of the termination. If notice of a dispute is given within 30 days of receipt of a notice of termination, Mr. Ferrell’s cessation of employment may be delayed. If Mr. Ferrell disputes a termination for cause and the termination is determined to be justified, Mr. Ferrell must then repay to the Company all compensation and fringe benefits received by him, plus interest, from the original noticed date of termination.

In the event Mr. Ferrell’s employment is terminated as a result of his death after a change in control of the Company, Mr. Ferrell’s executive or legal representative will be entitled, in addition to any other benefits to which they may be entitled pursuant to any plan, program or arrangement of the Company, (1) a lump sum payment of the sum of: (a) Mr. Ferrell’s base salary through the date of termination; (b) the amount of any bonus compensation earned by Mr. Ferrell which has not yet been paid, (c) a prorated annual bonus paid for the portion of the year up to termination based on the most recent prior year’s bonus, and (d) the amount of any benefits or awards earned by Mr. Ferrell which has not yet been paid (“Accrued Obligations”); and (2) to continue to receive his base salary for a period of three months following the month in which his death occurs. In addition, Mr. Ferrell’s spouse and other dependents will be entitled to health and welfare plan and program coverage in effect at the time of termination for a period of 36 months from the date of termination or, if such continuation of coverage is not feasible, substantially identical benefits through an alternative arrangement or a lump sum equal to 1.4 times the estimated cost of maintaining such coverage.

In the event Mr. Ferrell’s employment is terminated as a result of his incapacity after a change in control of the Company, Mr. Ferrell will be entitled, in addition to any other benefits to which he may be entitled pursuant to any plan, program or arrangement of the Company, (1) a lump sum payment of his Accrued Obligations; (2) to continue to receive his base salary for a period of three months following his termination die to incapacity; and (3) to health and welfare plan and program coverage in effect at the time of termination for himself, his spouse and his other dependents for a period of 36 months from the date of termination or, if such continuation of coverage is not feasible, substantially identical benefits through an alternative arrangement or a lump sum equal to 1.4 times the estimated cost of maintaining such coverage.

The agreement provides for enhanced severance payments and certain other benefits if Mr. Ferrell’s employment terminates after a change in control of the Company. Payments and benefits will be paid under these agreements only if, within three years following a change in control Mr. Ferrell (i) is terminated involuntarily without cause and not as a result of death, incapacity or normal retirement, or (ii) terminates his employment voluntarily for good reason (which includes for this purpose Mr. Ferrell’s right to voluntarily terminate the agreement during the 90 days following the change of control or the first anniversary thereof). “Change in control” is defined generally to include (i) an acquisition of 20% or more of the Company’s voting stock, or (ii) certain changes in the composition of the Company’s Board of Directors as the direct or indirect result of, or in connection with, a tender or exchange offer, a merger or other business combination, sale of assets, contested election, or any combination of these events.

In the event of such termination following a change in control, Mr. Ferrell will be entitled to: (1) a lump sum payment of his Accrued Obligations; (2) a payment in a lump sum or in six monthly installments of an amount equal to 2.99 time his highest annual salary and bonus paid during the six months prior to the termination; (3) continuation for a period of 36 months following his termination of all health and welfare plan and program coverage for Mr. Ferrell, his spouse and dependents in effect at the time of termination or, if such continuation of coverage is not feasible, substantially identical benefits through an alternative arrangement or a lump sum equal to 1.4 times the estimated cost of maintaining such coverage; (4) continuation for a period of 36 months from the date of termination of participation the Company’s employee retirement benefit plans and programs or, if such continued participation is not feasible, an annual cash payment during the 36 months of the value of the retirement benefit accrual which is not provided through the retirement plans; and (5) automatic acceleration of vesting in all equity compensation awards granted to Mr. Ferrell, so that such equity compensation awards will be immediately exercisable and fully vested as of the date of termination, with at least 90 days to exercise any stock options, stock appreciation rights or similar awards.

The total amount payable to Mr. Ferrell may exceed the maximum amount that may be paid without the imposition of a federal excise tax on Mr. Ferrell, and if the amount payable to Mr. Ferrell would result in the imposition of a federal excise tax, the payments and benefits provided to Mr. Ferrell will be reduced to prevent such imposition of a federal excise tax, unless the net after-tax benefit Mr. Ferrell would receive without the reduction is $25,000 more than the net after-tax benefit he would receive with the reduction. Payment or benefits provided to or for the benefit of Mr. Ferrell will also be reduced to the extent necessary to comply with any golden parachute and indemnification payment limitations and prohibitions of applicable banking law.

The Bank has also entered into a change of control agreement with Mr. Graap. The agreement becomes operative upon a change of control in the Bank, with change of control have a substantially similar definition as in Mr. Ferrell’s agreement.

If, after a change of control occurs, the executive officer’s employment is terminated within three (3) years, the executive officer is entitled to receive the payments specified in the agreements, unless such termination was for cause or the executive officer terminates employment without good reason. “Cause” means the executive officer’s gross negligence or willful misconduct, which is detrimental to the best interests of the Bank’s business operations. “Good reason” means (i) a material or significant change in the executive officer’s functions, duties, responsibilities, authority, benefits or perquisites, or relocation of the executive officer’s principal place of employment, (ii) removal from or failure to re-elect the executive officer to a current position, (iii) a reduction of the executive officer’s base salary or a failure to increase such salary in accordance with cost-of-living increases, or (iv) the failure of any successor to assume and agree to perform the agreements.

If the executive officer is terminated other than for cause or terminates employment for good reason: (i) the Bank is required to pay the executive officer as compensation for services rendered to the Bank a cash amount, subject to any applicable payroll or other taxes required to be withheld, equal to 2.99 times the highest annual compensation paid to the executive officer by the Bank for any six months ending with the executive officer’s termination; (ii) in addition to the benefits to which the executive officer is entitled under the retirement plans or programs in effect on the date of termination, the Bank is required to pay the executive officer a cash amount equal to the actuarial equivalent of the retirement pension to which the executive officer would have been entitled under the terms of such retirement plan or programs, without regard to “vesting” thereunder, had the executive officer accumulated three (3) additional years of continuous service after termination at the executive officer’s base rate in effect at the time of termination, reduced by the single sum actuarial equivalent of any amounts to which the executive officer is entitled pursuant to the provisions of the retirement plans or programs; (iii) the Bank is required to maintain in full force and effect, for the continued benefit of the executive officer for a three-year period after termination, all employee benefit plans and programs or arrangements in which the executive officer was entitled to participate immediately prior to termination, or substantially similar benefits if the executive officer’s continued participation is not possible under the general terms and provisions of such existing plans and programs; and (iv) all stock options granted to the executive officer under any of the Bank’s stock option plans shall become immediately exercisable with respect to all or any portion of the shares covered thereby, regardless of whether such options are otherwise exercisable. The Bank is required to reimburse the executive officer for any federal income tax liability incurred by the executive officer in connection with the exercise of such options that would not have been incurred by the executive officer in the absence of such options becoming immediately available upon a change of control.

If any payment made or benefit provided to the executive officer pursuant to the change in control agreement would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended and any regulations thereunder, thereby resulting in a loss of an income tax deduction by the Bank or the imposition of an excise tax on the executive officer under Section 4999 of the Internal Revenue Code of 1986, as amended, then the payments scheduled under the agreements will be reduced to one dollar less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible.

The Bank had entered into similar change of control agreements with Messrs. Tiffany and Shook. Mr. Tiffany’s agreement was terminated by agreement of the parties in April 2005. Mr. Shook’s agreement terminated upon his resignation in February 2005.

REPORT OF THE COMPENSATION AND BENEFITS COMMITTEES
ON EXECUTIVE COMPENSATION

The following report of the Company’s Compensation and Benefits Committee (the “Company Committee”) and the Bank’s Compensation and Benefits Committee (the “Bank Committee”) provides information with respect to the compensation paid to the Company’s and the Bank’s executive officers for the year ended December 31, 2004.

Executive compensation is primarily paid by the Bank. Therefore, the executive compensation program of the Company and the Bank is primarily administered by the Bank Committee. The compensation program for executive officers consists of some or all of the following elements: base salary; performance-based cash awards under the Management Incentive Plan; grants under the Omnibus Plan; annual matching contributions under the 401(k) Savings Plan; split dollar life insurance, automobile allowances, and SERP compensation.

The executive compensation program is designed to enable the Company and the Bank to attract, retain and reward executive officers. The Company Committee and the Bank Committee intend to keep compensation levels competitive with a representative sample of the Bank’s peer institutions. In 2004, the Company and Bank Committees contracted with an outside professional consultant for assistance in performing due diligence in regards to executive compensation and benefits. The goal is to insure that the Company and Bank maintain an executive compensation program that is equitable, competitive and reasonable. The peer group used includes other community banks of similar size, complexity, performance and relevant characteristics which are located in a geographic region similar to the Bank’s. The committees’ strategy is to maintain a structure within the executive compensation program that strengthens the link between executive compensation, the Bank’s performance, individual performance of the executive officers and shareholder interests.

The following sections of this report describe the compensation program for executive officers in effect in 2004.

Base Salary. The base salary paid to the Bank’s President & Chief Executive Officer and the other executive officers is determined by the Bank Committee.

The Bank Committee establishes performance thresholds or other measures that directly relate the base salary to operating performance and a review of the range of salaries earned by Chief Executive Officers within the selected peer group. Although there is no predetermined point within such range at which the Bank Committee targets the salary, Mr. Ferrell earned a salary at the midpoint of the range of salaries paid to the Chief Executive Officers of the Bank’s peer group.

The other executive salaries were managed in relation to the salaries paid to executive officers in peer institutions, giving effect to operating performance, their relative contributions, and the experience of each executive officer. In determining base salary, a computer-based model developed by an outside consultant was utilized for computing salary increases based on performance reviews.

The Bank Committee believes the 2004 base salaries are appropriate in relation to the Bank’s performance, gave fair consideration to their individual contributions in 2004, and are competitive with the Bank’s peer group.

Management Incentive Compensation. The Management Incentive Plan is recommended by the Bank Committee and approved by the Bank’s Board of Directors. The Bank Committee determined the President & Chief Executive Officer’s and other executive officers’ incentive compensation in 2004, based on each executive officer’s achievement of his or her individual performance objectives. These objectives were tied to measurements directly related to corporate strategic objectives. These objectives reflect a commitment to maintaining a strong incentive compensation plan that is directly related to maximizing long-term shareholder value.

For performance during 2004, the Bank awarded cash incentive compensation under the Management Incentive Plan totaling $261,275 for the Chief Executive Officer and other executive officers. The incentive compensation awards granted to the executive officers were based solely upon the Bank’s performance as measured by the corporate objectives. The President & CEO and each of the other executive officers met the performance objectives established for him or her for 2004.

The Company Committee makes all stock option or other grants to the President & CEO and other executive officers under the Omnibus Plan. There were 8,969 Restricted Stock Grants made in 2004 to President & Chief Executive Officer and other executive officers.

401(k) Savings Plan Matching Contributions. The 401(k) Savings Plan is a voluntary defined contribution benefit plan designed to provide additional incentive and retirement security for eligible employees of the Bank. All Bank employees over the age of 18 are eligible to participate in the 401(k) Savings Plan. The executive officers of the Bank participate in the 401(k) Savings Plan on the same basis as all other eligible employees of the Bank. Under the 401(k) Savings Plan, each eligible employee of the Bank may elect to contribute on a pre-tax basis to the 401(k) Savings Plan between 2% to 15% of his or her compensation, subject to certain limitations that may lower the maximum contributions of more highly compensated participants. The Bank’s Board of Directors determines each year whether to match employee contributions based on the previous year’s profitability. In 2004, the Bank matched fifty cents ($0.50) on each dollar contributed by an employee up to six percent (6%) of that employee’s contribution.

Split Dollar Life Insurance Agreement. The Bank currently has a split dollar life insurance agreement with Mr. Ferrell, entered into on January 1, 1996. The policy provides for a combined death benefit of $440,000 to be paid to named beneficiaries, and the Bank is entitled to policy proceeds in excess of death benefits. The Bank paid $5,159 for premiums in January 2004 in connection with this agreement.

Supplemental Executive Retirement Plans. In 2001, the Bank’s Board of Directors authorized the investment of a specially designed life insurance policy to be carried as an asset of the Bank and to be used to fund a supplemental retirement plan for Mr. Tiffany. The initial investment of $749,000 was implemented on August 10, 2000, and was split equally between Jefferson Pilot Life Insurance and Southland Life Insurance Companies. At December 31, 2004, the approximate cash surrender value was $912,571. The Board’s objective was to supplement Mr. Tiffany’s expected retirement earnings under current plans to provide him with approximately 70% of his annual income at the time of retirement. The expected tax attributes, increases in cash value, and receipt of death benefits were believed to make the life insurance investment an effective means of paying for, or off-setting the cost of, the SERP.

Stock Options. From 1998 to 2002, the Company awarded stock options to executive officers as a long-term incentive to align the executive officer’s interest with those of other shareholders and to encourage significant stock ownership. Under the Omnibus Plan, the Company Committee granted to selected key employees options to purchase common stock at a price equal to the fair market value of the common stock on the date of grant. Employees selected under the Omnibus Plan are those key employees who, in the judgment of the Company Committee, are in a position to materially affect the overall success of the Bank and its subsidiaries by reason of the nature and extent of their duties.

These grants were approved and ratified by the Company Committee and the Company Board of Directors. In awarding the grant to the executive officers, the Bank Committee considered numerous factors, including the Bank’s operating performance, each executive officer’s prior contributions and potential to contribute in the future and practices within the Bank’s selected peer group with respect to granting options, although, none of these factors was individually determinative.

The stock options granted under the Omnibus Plan to employees generally become exercisable on the third anniversary of the date of grant. The option recipients will receive value from these grants only to the extent that the price of the Company’s common stock exceeds the grant price.

In 2003, the Company Committee, with Board approval, opted to begin utilizing other types of awards available under the Omnibus Plan, such as restricted stock. A plan was developed based primarily on the Company’s operating performance, and restricted stock grants were made in February 2004 following release by the Company’s independent auditors of 2003 year-end results.

Compensation Committee Interlocks and Insider Participation. The Bank Committee and the Company Committee are composed of outside, independent directors, none of whom was, during the fiscal year 2004, an employee of the Company, the Bank or their subsidiaries. Ms. Stringfellow was employed by the Bank and served in various executive and other positions from 1986 until she retired as Senior Vice President, Administrative Services, in May 1999.

This report is submitted by the Compensation and Benefits Committees of the Company and the Bank.

Compensation and Benefits Committee (both the Company Committee and the Bank Committee):
Brian S. Montgomery, Chairman	Stanley C. Haworth
Douglas C. Larson	Randolph T. Minter
Pat H. Nevill	H. Frances Stringfellow
John B. Adams, Jr.

STOCK PERFORMANCE

The following graph shows a comparison of total shareholder return on the Company’s common stock based on its market price, assuming the reinvestment of dividends, with the cumulative total returns for the companies on the NASDAQ Stock Market (U.S.) (the “NASDAQ Composite Index”), and the SNL $250M-$500M Bank Index over the past five years. The graph assumes that $100 was invested in shares of the relevant issuers on December 31, 1999 and plots the value of the $100 investment at one-year intervals for the fiscal years shown. We believe the Company’s performance is more accurately compared to companies in the banking industry, rather than the NASDAQ Composite Index, which includes companies in diverse industries with market capitalizations many times the size of the Company’s market capitalization.

The SNL $250M-$500M Bank Index, which includes the Bank, contains all banks and related holding companies from throughout the United States with total assets of between $250 million and $500 million, thus providing a larger and more appropriate measurement base to compare with the Company’s stock performance. We believe that a comparison of the Company’s stock performance to banks with similar assets is more accurate than a comparison of banks of all asset sizes.

	Period Ending
Index	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04

Fauquier Bankshares, Inc.	100.00	86.54	146.56	190.07	294.28	327.08
NASDAQ Composite	100.00	60.82	48.16	33.11	49.93	54.49
SNL $250M-$500M Bank Index	100.00	96.28	136.80	176.39	254.86	289.27

RELATED PARTY TRANSACTIONS

The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with executive officers, directors, their immediate families and affiliated companies in which they are principal stockholders. Such loans were made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features. At December 31, 2004, these loans amounted to $4,854,747. During 2004, total principal additions were $798,883 and total principal payments were $1,172,058.

A discussion of Mr. Tiffany’s employment arrangement with the Company and the Bank and Mr. Lawrence’s consulting arrangement with the Bank is provided under “Directors’ Compensation” above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 7, 2005, the number and percentage of shares of Company common stock beneficially held by persons known by the Company to be the owners of more than five percent (5%) of the Company’s common stock.

Name and Address	Amount and Nature of		Percent
of Beneficial Owner	Beneficial Ownership		of Class
Royce & Associates, LLC	173,500	(1)	5.11%
New York, NY

(1)	Based on Schedule 13F filed with the Securities and Exchange Commission (SEC) on January 27, 2005 by Royce & Associates, LLC (“Royce”), stating that as of December 31, 2004, Royce was the beneficial owner of 173,500 shares of Company common stock and had sole voting power and sole investment power with respect to all 173,500 shares.

The following table sets forth, as of April 7, 2005, the number and percentage of shares of Company common stock held by each director and nominee of the Company, the Named Executive Officers, and all directors and executive officers of the Company and the Bank as a group. The business address of each beneficial owner is c/o Fauquier Bankshares, Inc., 10 Courthouse Square, Warrenton, Virginia 20186.

Name of	Amount and Nature of		Percent
Beneficial Owner(s)	Beneficial Ownership		of Class
John B. Adams, Jr.	6,387		*
Randy K. Ferrell	64,360	(1)	1.87%
Eric P. Graap	20,163	(2)	*
Alexander G. Green, Jr.	158,588	(3)	4.60%
Stanley C. Haworth	97,981	(4)	2.85%
John J. Norman, Jr.	11,867	(5)	*
Douglas C. Larson	18,901	(6)	*
C. H. Lawrence, Jr.	49,867	(7)	1.45%
D. Harcourt Lees, Jr.	38,741	(8)	1.12%
Randolph T. Minter	17,458	(9)	*
Brian S. Montgomery	36,445	(10)	1.06%
Harold P. Neale	60,389	(11)	1.75%
Pat H. Nevill	34,864	(12)	1.01%
Gary R. Shook	10,258	(13)	*
H. Frances Stringfellow	23,973	(14)	*
C. Hunton Tiffany	167,163	(15)	4.81%
All Bank & Company directors and executive officers as a group (18 persons):	821,750	(16)	22.67%

* Percentage ownership is less than one percent of the outstanding shares of common stock.

For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within sixty days. All shares of common stock indicated in the above table are subject to the sole investment and voting power of the identified director or officer, except as otherwise set forth in the footnotes below.

(1)	Includes 13,870 shares that could be acquired within 60 days through the exercise of stock options.

(2)	Includes 400 shares owned by Barbara Graap, his wife, as to which shares he disclaims beneficial ownership. Also includes 9, 400 shares held jointly with Barbara Graap, his wife, over which he shares voting and investment power.

(3)	Includes 5,440 shares held jointly with Alexander G. Green, III, his son; 5,440 shares held jointly with Courtenay G. Mullen, his daughter; and 5,440 shares held jointly with Mary Blake Green, his daughter. Mr. Green shares voting and investment power with each of his children. Also includes 14,960 shares that could be acquired within 60 days through the exercise of stock options.

(4)	Includes 42,000 shares held in trust for Mildred W. Haworth, his wife, over which he shares voting and investment power; and includes 8,480 shares that could be acquired within 60 days through the exercise of stock options.

(5)	Includes 9,280 shares that could be acquired within 60 days through the exercise of stock options.

(6)	Includes 2,000 shares held jointly with Edith J. Larson, his mother, and 4,480 shares held jointly with Eliza C. Larson, his wife, over which he shares voting and investment power; and 10,720 shares that could be acquired within 60 days through the exercise of stock options.

(7)	Includes 12,720 shares that could be acquired within 60 days through the exercise of stock options.

(8)	Includes 14,960 shares that could be acquired within 60 days through the exercise of stock options.

(9)	Includes 10,720 shares that could be acquired within 60 days through the exercise of stock options.

(10)	Includes 10,376 shares held jointly with Patty M. Montgomery, his wife, over which he shares voting and investment power; and 12,720 shares that could be acquired within 60 days through the exercise of stock options.

(11)	Includes 20,576 shares owned by Fontaine G. Neale, his wife, as to which shares he disclaims beneficial ownership; and 12,260 shares that could be acquired within 60 days through the exercise of stock options.

(12)	Includes 15,800 shares held in trust for H. T. A. Nevill, her husband, over which she shares voting and investment power; and 14,960 shares that could be acquired within 60 days through the exercise of stock options.

(13)	Includes 420 shares held by Ann Rodman Shook, his wife, as custodian for their children, as to which shares he disclaims beneficial ownership.

(14)	Includes 5,176 shares owned jointly with Dallas F. Stringfellow, her husband, over which she shares voting and investment power; 1,400 shares owned by Dallas F. Stringfellow, as to which shares she disclaims beneficial ownership; and 11,200 shares that could be acquired within 60 days through the exercise of stock options.

(15)	Includes 29,162 shares owned by Susanne J. McC. Tiffany, his wife, as to which shares he disclaims beneficial ownership; and 43,730 shares that could be acquired within 60 days through the exercise of stock options.

(16)	Includes 1,627 shares held by Mark A. Debes, Senior Vice President, Retail Division of the Bank; 2,018 shares held by Jeffrey A. Sisson, Senior Vice President, Chief Lending Officer of the Bank, of which 410 shares is held jointly with Hazel L. Sisson, his mother, over which he shares voting and investment power; 700 shares held by Edna T. Brannan, Senior Vice President Chief Administrative Officer of the Bank, and 190,580, shares that could be acquired within 60 days through the exercise of stock options.

The Company is not aware of any arrangement that may operate at a subsequent date to effect a change in control of the Company.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The committee’s responsibilities include providing for effective external audits of all corporate subsidiaries by a suitable independent accountant, providing for an effective and efficient internal audit program to serve all subsidiaries in an examining and advisory capacity, assisting the Board of Directors in fulfilling its fiduciary responsibilities for financial reporting and internal accounting and operations controls, and to act as an agent for the Board of Directors to help insure the independence of internal and external auditors, the integrity of management, and the adequacy of disclosures to shareholders.

The Company’s management is responsible for preparing the Company’s financial statements. The Company’s independent accountants are responsible for auditing the financial statements. The committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed and discussed the audited 2004 financial statements with management, and has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, including their judgments about the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates in the Company’s consolidated financial statements; all critical accounting policies and practices to be used; all alternative treatments within generally accepted accounting principles for policies and practices related to material terms that have been discussed with management of the Company; and other material written communication between the independent accountants and the management of the Company, such as any management letter or schedule of unadjusted differences.

The Audit Committee has received and has discussed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, has considered the compatibility of non-audit services with the independent accountants’ independence, and has discussed with the auditors the auditor’s independence.

Based on its review and discussions with the auditors and management, the Audit Committee recommended, and the Board of Directors approved, that the audited financial statements be included in the Company’s 2004 Annual Report and in the Company’s Form 10-K for 2004 filed with the Securities and Exchange Commission.

The Audit Committee operates pursuant to a written charter that has been adopted by the committee and the Board of Directors and is reviewed annually. A copy was provided with the proxy material as Appendix A in 2004.

The six members of the Audit Committee are independent as defined by the NASDAQ listing standards and applicable SEC regulations.

Audit Committee:
John B. Adams, Jr.	Harold P. Neale
Stanley C. Haworth	John J. Norman, Jr.
Douglas C. Larson	H. Frances Stringfellow, Chairman

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On August 19, 2004, the Company terminated the engagement of Yount, Hyde & Barbour, P.C. (“YHB”) as its independent public accountant in order to engage YHB, which had audited the Company’s financial statements since January 1, 1986, to perform the Company’s internal audit function and assist the Company in preparing for compliance with the management report on internal control required by the Sarbanes-Oxley Act of 2002. In connection with the change in independent public accountant, also on August 19, 2004, the Company engaged Smith Elliott Kearns & Company, LLC (“Smith Elliott”) as the Company’s independent public accountant for the year ended December 31, 2004. These changes in independent public accountant were recommended and approved by the Audit Committee of the Company’s Board of Directors.

During the Company’s two fiscal years ended December 31, 2003, and during the subsequent interim period through August 19, 2004, there was no disagreement between the Company and YHB on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to YHB’s satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with its reports on the Company’s consolidated financial statements. The audit reports of YHB on the Company’s consolidated financial statements as of and for the two fiscal years ended December 31, 2003 did not contain any adverse opinion or disclaimer of opinion, nor were these opinions qualified or modified as to uncertainty, audit scope or accounting principles.

The Company provided YHB with a copy of the above disclosures, also set forth in the Company’s current report on Form 8-K filed with the SEC on August 20, 2004, and requested that they furnish the Company with a letter addressed to the SEC stating whether they agreed with the above statements and, if not, stating the respects in which they did not agree. YHB’s letter stating its agreement with the above statements was filed as an exhibit to the Form 8-K.

During the Company’s two fiscal years ended December 31, 2003, and during the subsequent interim period through August 19, 2004, the Company did not consult with Smith Elliott regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements.

PRINCIPAL ACCOUNTANT FEES

The following table presents the fees for professional audit services rendered by Smith Elliott Kearns & Company, LLC for the audit of the Company’s annual financial statements for the year ended December 31, 2004 and by Yount, Hyde & Barbour, P.C. for the audit of the Company’s financial statements for the year ended December 31, 2003, and fees billed for other services rendered by Smith Elliott and YHB during those periods. All services reflected in the following fee table for 2004 and 2003 were pre-approved in accordance with the policy of the Audit Committee of the Board of Directors.

	Year Ended December 31,
	2003	2004
	(YHB)	(Smith Elliott)

Audit fees[1]	$47,728	$42,009
Audit-related fees[2]	36,634	—
Tax fees[3]	6,088	—
All other fees	—	—

	$90,450	$42,009

(1)	For 2004, includes amounts billed through February 28, 2005 and additional amounts estimated to be billed for the 2004 audit.

(2)	Audit-related fees consist of fees billed for examination of the Wealth Management Services division, Information Technology systems audit, FHLB collateral verification audit, ACH agreed-upon procedures, Public Funds agreed-upon procedures and consultation concerning financial accounting and reporting standards and other related issues.

(3)	Tax fees consist of the fees billed for preparation of federal and state tax returns and consultation.

The Audit Committee considers the provision of all of the above services to be compatible with maintaining the independence of Smith Elliott Kearns & Company, LLC, the Company’s independent registered public accounting firm.

PRE-APPROVAL POLICIES

Pursuant to the terms of the Company’s Audit Committee Charter, the Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the Company’s independent public accountants. The Audit Committee, or a designated member of the Audit Committee, must pre-approve all audit (including audit-related) and non-audit services performed by the Company’s independent registered public accounting firm in order to assure that the provisions of such services does not impair the accountants’ independence. The Audit Committee has delegated interim pre-approval authority to Ms. Stringfellow, Chairman of the Audit Committee. Any interim pre-approval of permitted non-audit services is required to be reported to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

PROPOSAL TWO:
RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has selected the firm of Smith Elliott Kearns & Company, LLC as the Company’s independent registered public accounting firm to audit the books of the Company and the Bank for the current year, to report on the consolidated statement of financial position and related statement of earnings of the Company and the Bank, and to perform such other appropriate accounting services as may be required by the Audit Committee. Smith Elliott audited the books of the Company and the Bank for 2004. A representative of Smith Elliott is expected to be present at the meeting and will be given the opportunity to make a statement if he so desires, and to respond to appropriate questions of the shareholders.

The Audit Committee and the Board of Directors recommends that the shareholders vote “FOR” ratifying and approving the selection of Smith Elliott Kearns & Company, LLC for the purposes set forth above. The Company has been advised by Smith Elliott that the firm did not have any direct financial interest or any material indirect financial interest in the Company and the Bank in 2004. Should the shareholders vote “AGAINST” ratification, the Audit Committee will consider a change in auditors for the next year.

ANNUAL REPORT ON FORM 10-K

Financial statements of the Company are contained in the Annual Report for the year ended December 31, 2004, which accompanies this proxy statement. Upon request, the Company will provide, at no cost to the shareholder, a copy of the Company’s Form 10-K for the year ended December 31, 2004, including the financial statements, as filed with the Securities and Exchange Commission.

PROPOSALS FOR 2006 ANNUAL MEETING OF SHAREHOLDERS

The deadline for submitting shareholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2006 Annual Meeting of Shareholders is December 16, 2005. Any such proposal received at the Company’s principal executive offices after such date will be considered untimely and may be excluded from the proxy statement and form of proxy.

The deadline for submitting shareholder proposals to be presented at the 2006 Annual Meeting of Shareholders, but which will not be included in the proxy statement and form of proxy relating to such meeting, is March 1, 2006. Any such proposal received by the Company’s principal executive offices after such date will be considered untimely and the persons named in the proxy for such meeting may exercise their discretionary voting power with respect to such proposal.

OTHER MATTERS

The Board of Directors is not aware of any other matters to come before the Annual Meeting. Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournment thereof, including whether or not to adjourn the Annual Meeting.

RETURN OF PROXIES

Whether or not you expect to attend this Annual Meeting, please complete, date, sign and return your proxy card as promptly as possible to assure representation of your shares and help assure a quorum for the Annual Meeting. You may revoke your proxy at any time prior to its exercise.

Fauquier Bankshares, Inc.

By Order of the Board of Directors

C. Hunton Tiffany
Chairman

Warrenton, Virginia
April 15, 2005

APPENDIX A

CHARTER OF THE NOMINATING COMMITTEE
OF
THE BOARD OF DIRECTORS
OF
FAUQUIER BANKSHARES, INC.

I.   Purpose

The Nominating Committee of Fauquier Bankshares, Inc. (the “Company”) shall provide assistance to the Board of Directors (the “Board”) in fulfilling its responsibilities to the shareholders by identifying individuals qualified to become directors, consistent with criteria approved by Board, and recommending to the Board for selection the candidates for all directorships to be filled by the Board or by the shareholders.

II.   Structure and Operations

Composition and Qualifications

All members of the Nominating Committee (the “Committee”) shall meet the independence (or similar) requirements of The Nasdaq Stock Market, Inc. (the “Nasdaq”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Appointment and Removal

The members of the Committee shall be designated by the Board annually, and each member shall serve until such member’s successor is duly designated or until such member’s earlier resignation or removal. Any member of the Committee may be removed from the Committee, with or without cause, by a majority vote of the Board.

Unless a Chairperson is designated by the Board, the members of the Committee shall designate a Chairperson by majority vote of the full Committee membership. The Chairperson will chair all sessions of the Committee and set the agendas for Committee meetings.

Delegation to Subcommittees

In fulfilling its responsibilities, the Committee may delegate its responsibilities to a subcommittee of the Committee and, to the extent not expressly reserved to the Committee by the Board or by applicable law, rule or regulation, to any other committee consisting entirely of directors who meet the independence requirements of the Nasdaq and the rules and regulations of the SEC.

III.   Meetings

The Committee shall ordinarily meet at least two times annually, or more frequently as circumstances dictate. Any member of the Committee may call meetings of the Committee.

Any director of the Company who is not a member of the Committee may attend meetings of the Committee; provided, however, that any director who is not a member of the Committee may not vote on any matter coming before the Committee for a vote. The Committee also may invite to its meetings any member of management of the Company and such other persons as it deems appropriate in order to carry out its responsibilities. The Committee may meet in executive session, as the Committee deems necessary or appropriate.

IV.   Responsibilities and Duties

The following functions shall be the common recurring activities of the Committee in carrying out its purpose set forth in Section I of this Charter. These functions should serve as a guide with the understanding that the Committee may carry out additional functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal or other conditions. The Committee shall also carry out any other responsibilities and duties delegated to it by the Board from time to time related to the purpose of the Committee outlined in Section I of this Charter.

To fulfill its responsibilities and duties, the Committee shall:

Board Composition

(1)	Establish criteria for the selection of new directors to serve on the Board.

(2)	Formulate and recommend for adoption by the Board a policy regarding consideration of nominees for election to the Board who are recommended by shareholders of the Company.

(3)	Adopt procedures for the submission by shareholders of director nominations recommendations, consistent with the policy adopted by the Board.

(4)	Identify individuals believed to be qualified as candidates to serve on the Board (including from among those individuals recommended by shareholders) and recommend that the Board select the candidates for any directorships to be filled by the Board or by the shareholders at an annual or special meeting. In addition, the Committee shall review and make recommendations to the Board with respect to whether members of the Board should stand for re-election.

(5)	Conduct all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates as directors. In that connection, the Committee shall have sole authority to retain and to terminate any search firm to be used to assist it in identifying candidates to serve as directors of the Company,

2

including sole authority to approve the fees payable to such search firm and any other terms of retention.

(6)	Review and make recommendations, as the Committee deems appropriate, regarding the qualifications for Board membership and the composition and size of the Board in order to ensure the Board has the requisite expertise and its membership consists of persons with sufficiently diverse and independent backgrounds and always consists of a majority of independent directors in accordance with Nasdaq listing standards.

(7)	Select, retain, terminate and/or replace, as needed, recruiters to assist the Committee in identifying director candidates. In that connection, in the event the Committee retains a recruiter, the Committee shall have the sole authority to approve such recruiter’s fees and other retention terms.

Reports

(1)	Report regularly to the Board (i) following meetings of the Committee, (ii) with respect to such other matters as are relevant to the Committee’s discharge of its responsibilities and (iii) with respect to such recommendations as the Committee may deem appropriate. The report to the Board may take the form of an oral report by the Chairperson or any other member of the Committee designated by the Committee to make such report.

(2)	Maintain minutes and other records of meetings and activities of the Committee, as appropriate under applicable law.

V.   Annual Performance Evaluation

The Committee shall perform an evaluation, at least annually, of the performance of the Committee. In addition, the Committee shall review and reassess, at least annually, the adequacy of this Charter and recommend to the Board any improvements to this Charter that the Committee considers necessary or appropriate. The Committee shall conduct such evaluation and reviews in such manner as it deems appropriate.

As adopted by the Board of Directors, May 13, 2004

3

ANNUAL MEETING OF STOCKHOLDERS OF

FAUQUIER BANKSHARES, INC.

May 17, 2005

PROOF#1

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

â Please detach along perforated line and mail in the envelope provided.â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS PRESENTED.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE☒

1.	The election as directors of all nominees listed (except as marked to the contrary below):

CLASS IN NOMINEES
☐ FOR ALL NOMINEES	¡	Douglas C. Larson
	¡	Randolph T. Minter
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	H. Frances Stringfellow

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee for whom you wish to withhold authority, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

		FOR	AGAINST	ABSTAIN
2.	The ratification of the selection of Smith Elliott, Kearns & Company, LLC, as independent public accountants for the corporation for 2005.	☐	☐	☐

      This proxy is revocable and will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all director nominees in Proposal One and FOR Proposal Two. If any other business is presented at the Annual Meeting, Including whether or not to adjourn the meeting, this proxy will be voted by the proxy holders in their best judgment. At the present time, the proxy holders know of no other business to be presented at the Annual Meeting.

      The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Shareholders and Proxy Statement dated April 15, 2005 and of the 2004 Annual Report to Shareholders.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Signature of Stockholder __________________   Date: ________________   Signature of Stockholder____________________   Date: _________________

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, lease give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROOF#2

REVOCABLE PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
FAUQUIER BANKSHARES, INC.
ANNUAL MEETING OF SHAREHOLDERS
May 17, 2005, 11:00 Eastern Time

      The undersigned hereby appoints C. H. Lawrence, Jr., Pat H. Nevill and J. J. Norman, Jr. and each of them (with full power to act without the others) to act as proxy for the undersigned, and to vote all shares of Common Stock of Fauquier Bankshares, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders, to be held on May 17, 2005, at 11:00 a.m. Eastern Time, at The Fauquier Springs Country Club, Springs Road, Warrenton, Virginia, and at any adjournments thereof, as set forth on the reverse side.

(Continued and to be marked on the other side)